                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                             ACNIELSEN CORPORATION
                                       AT

                              $36.75 NET PER SHARE

                                       BY

                            ARTIST ACQUISITION, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                    VNU N.V.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON TUESDAY, JANUARY 23, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 17, 2000 (THE "MERGER AGREEMENT"), AMONG VNU N.V. ("PARENT"), ARTIST ACQUISITION, INC. ("PURCHASER") AND ACNIELSEN CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, TOGETHER WITH ANY SHARES THEN OWNED BY PARENT, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION"), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION") AND (III) THE EUROPEAN COMMISSION HAVING ISSUED A DECISION UNDER COUNCIL REGULATION NO. 4064/89, AS AMENDED (THE "EU MERGER REGULATION"), DECLARING THE OFFER AND THE MERGER COMPATIBLE WITH THE EC COMMON MARKET (THE "EU MERGER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
                            ------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) (COLLECTIVELY THE "TRANSACTIONS"), ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

December 22, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  SUMMARY TERM SHEET..........................................   ii
  INTRODUCTION................................................    1
    1. Terms of the Offer; Expiration Date....................    4
    2. Acceptance for Payment and Payment for Shares..........    6
    3. Procedures for Accepting the Offer and Tendering
       Shares.................................................    6
    4. Withdrawal Rights......................................    9
    5. Certain Federal Income Tax Consequences................    9
    6. Price Range of Shares; Dividends.......................   10
    7. Certain Information Concerning the Company.............   11
    8. Certain Information Concerning Purchaser and Parent....   11
    9. Financing of the Offer and the Merger..................   12
   10. Background of the Offer; Contacts with the Company; the
       Merger Agreement and Related Agreements................   13
   11. Purpose of the Offer; Plans for the Company After the
     Offer and the Merger.....................................   29
   12. Dividends and Distributions............................   31
   13. Possible Effects of the Offer on the Market for Shares,
       NYSE Listing, Margin Regulations and Exchange Act
       Registration...........................................   31
   14. Certain Conditions of the Offer........................   32
   15. Certain Legal Matters and Regulatory Approvals.........   34
   16. Fees and Expenses......................................   36
   17. Miscellaneous..........................................   37

  SCHEDULES
    Schedule I. Directors and Executive Officers of Parent and
       Purchaser

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire offer to purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

     - We are Artist Acquisition, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer.

     - VNU N.V. or "Parent" is a company organized under the laws of the Netherlands, with securities listed on the AEX-Stock Exchange. Parent is one of the world's leading media and information companies and has leading market positions in marketing and media information, directories and consumer information, as well as educational information. The principal offices of Parent are located at Ceylonpoort 5-25, 2037 AA Haarlem, The Netherlands. The telephone number of Parent at such location is 011-31-23-546-3463.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

     - We are seeking to purchase all the issued and outstanding shares of common stock, par value $.01 per share, including the associated preferred share purchase rights, of ACNielsen Corporation or the "Company." See the "Introduction" and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     - We are offering to pay $36.75 per share, net to each seller in cash and without any interest. See the "Introduction" and Section 1.

     - If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the offer. See the "Introduction."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

     - We are not obligated to purchase any shares unless the number of shares validly tendered and not properly withdrawn before the expiration of the offer represents at least a majority of the then outstanding shares on a fully diluted basis. See Section 1 and Section 14.

     - We are not obligated to purchase any shares unless prior to the expiration of the offer (i) any applicable waiting period under the HSR Act has expired or been terminated and (ii) any applicable approval under the EU Merger Regulation has been obtained. See Section 14.

     - We are not obligated to purchase any shares unless prior to the expiration of the offer the condition relating to the advice of the Central Works' Council of Parent has been satisfied. See Section 14.

     - The offer also is subject to a number of other conditions which are described in greater detail in Sections 1 and 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

     - The offer is not subject to a financing condition. Parent will provide the funds necessary to purchase the shares in the offer from a combination of existing resources and from new borrowing arrangements consisting of a revolving credit facility of up to $3 billion arranged with Merrill Lynch International as agent and arranger. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     - Because the form of payment consists solely of cash and our offer is not contingent upon our receipt of financing, we do not believe our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     - You will have at least until 12:00 midnight, New York City time, on January 23, 2001, to decide whether to tender your shares of the Company's common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     - Subject to the terms of the merger agreement and applicable law, we can extend the period of time during which the offer remains open. We have agreed in the merger agreement that we may extend the offer if certain conditions to the offer have not been satisfied or, if at the expiration date of the offer, shares constituting more than 80% but less than 90% of the outstanding shares have been tendered and not withdrawn. See Section 1.

     - We have also agreed in the merger agreement that, at the request of the Company, we will extend the offer if certain conditions to the offer have not been satisfied.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     - If we decide to extend the offer, we will inform Citibank, N.A., which is the Depositary for the offer, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

     To tender your shares in the offer, you must:

     - complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

     - tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

     - if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted and paid for the shares pursuant to the offer, you may also withdraw any tendered shares at any time after February 19, 2001. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     - We are making the offer on the basis of the merger agreement. The Board of the Company has unanimously determined that the merger agreement and the transactions contemplated thereby, including each of the offer and the merger, are fair to, and in the best interests of, you, as a stockholder of the Company, has approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, and has resolved to recommend that you accept the offer and tender your shares.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     - No. If the merger occurs, the Company will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or other securities market and there may not be a public trading market for the shares. As a result, the Company may cease making filings with the Securities and Exchange Commission or the "Commission", or otherwise cease being required to comply with Commission rules relating to publicly held companies. See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

     - If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, we will merge with and into the Company. If the merger occurs, the Company will become a privately owned company, and each issued and then outstanding share (other than any shares held in the treasury of the Company, or owned by Parent or any of their subsidiaries and any shares held by stockholders seeking appraisal of their shares) shall be canceled and converted automatically into the right to receive $36.75 per share, in cash (or any greater amount per share paid pursuant to the offer).

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     - If you decide not to tender your shares in the offer and the merger occurs, unless you have exercised your rights to seek appraisal of your shares, you will receive in the merger the same amount of cash per share as if you had tendered your shares in the offer. Therefore, if the merger occurs and you have not sought an appraisal, the only difference to you between tendering and not tendering your shares is that you will be paid earlier if you tender your shares. The rights you have to seek appraisal of your shares are described in this Offer to Purchase. See Section 11.

     - If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange, or other securities market, there may not be a public trading market for the shares and the Company may cease making filings with the Commission or otherwise cease being required to comply with Commission rules relating to publicly held companies. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     - On December 15, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the New York Stock Exchange was $24.63 per share. See Section 7.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

     - You can call Innisfree M&A Incorporated, which is the Information Agent for the offer, at (888) 750-5834 (Bankers and Brokers may call collect at (212) 750-5833) or Merrill Lynch & Co., which is the Dealer Manager, for the offer at (212) 236-3790. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
ACNIELSEN CORPORATION:

                                  INTRODUCTION

     Artist Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of VNU N.V., a corporation organized under the laws of the Netherlands ("Parent"), hereby offers to purchase all the shares of common stock, par value $.01 per share, including the associated preferred share purchase rights (together, the "Shares"), of ACNielsen Corporation, a Delaware corporation (the "Company"), that are issued and outstanding for $36.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See
Section 8 for additional information concerning Parent and Purchaser.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of Merrill Lynch & Co. ("Merrill Lynch"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), Citibank, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTEREST OF, THE HOLDERS OF SHARES, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF APPLICABLE, VOTE THEIR SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

     Evercore Group Inc. ("Evercore") has delivered to the Board its written opinion, dated December 17, 2000, to the effect that, based upon and subject to various considerations and assumptions set forth in such opinion, the consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Evercore is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to stockholders concurrently herewith, and stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Evercore.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES THEN OWNED BY PARENT, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION"), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"), AND (III) THE EUROPEAN COMMISSION HAVING ISSUED A DECISION UNDER COUNCIL REGULATION NO. 4064/89, AS AMENDED (THE "EU MERGER REGULATION"), DECLARING THE OFFER AND THE MERGER COMPATIBLE WITH THE EC COMMON MARKET (THE "EU MERGER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver, if permissible, of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Parent, or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $36.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11. The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     Simultaneously with the execution of the Merger Agreement, the Company entered into supplemental employment arrangements with certain members of management, including amended change of control agreements with each of Nicholas Trivisonno, Michael Connors, Earl Doppelt and Robert Chrenc, the Chairman and Chief Executive Officer, Vice Chairman, General Counsel, and Chief Financial Officer of the Company, respectively (the "Executive Agreements"). The agreements provide, among other things, that each of Messrs. Trivisonno, Connors, Doppelt and Chrenc will be entitled to a lump-sum payment of his benefits under his change in control agreement if he is employed by the Company on the date that is 90 days following the consummation of the Offer or if prior to this date, he dies or becomes disabled. In consideration for this accelerated payment of their benefits Messrs. Trivisonno, Connors, Doppelt and Chrenc have each agreed, among other things, to refrain from competing with the Company or soliciting the Company's customers during the eighteen-month period following the consummation of the Offer. See Section 10.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of at least a majority of the Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company's Board (the "Board") as would equal that percentage of Parent's members on the Board equal to the percentage of outstanding Shares beneficially owned by Parent and its affiliates. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions available to the Company to cause such persons designated by Parent to be elected as directors of the Company, including using its reasonable best efforts to increase the size of the Board or securing the resignations of incumbent directors, or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 10. Under the Company's Restated Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other stockholder. See Sections 10 and 11.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer, at least 90% of the then outstanding Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the Company's stockholders. In such event, Parent and Purchaser shall take all necessary action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of November 30, 2000, 57,830,966 Shares were issued and outstanding, 12,942,060 Shares were reserved for issuance pursuant to employee stock options and 2,471,445 Shares were held in the treasury of the Company. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 35,386,514 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 63,695,724 Shares.

     The Company has issued one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company pursuant to the Rights Agreement, dated as of October 17, 1996, between the Company and First Chicago Trust Company of New York (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has amended its Rights Agreement (the "Rights Amendment") to ensure that (a) neither a "Distribution Date" nor a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent or Purchaser or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of the Merger Agreement or the consummation of the transactions to be effected pursuant to the Merger Agreement and (b) the Rights will expire immediately prior to the consummation of the Offer. The Company has further represented that the Rights Amendment is sufficient to render the Rights inoperative with respect to the acquisition of Shares by Parent, Purchaser or their affiliates pursuant to the Merger Agreement, the Offer and the Merger.

     No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

     On December 18, 2000, Parent filed with the Federal Trade Commission (the "FTC") and Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the statutory waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on January 1, 2001, unless extended by the FTC or the Antitrust Division requesting additional information from Parent with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance with such request. Thereafter, the waiting period may only be extended by court order or with the consent of Parent. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted.

     Parent expects to notify the Commission of the European Union of the Offer during the first week of January, 2001 pursuant to the EU Merger Regulation. Purchaser will be barred from consummating the Offer until the Transactions have been declared compatible with the European Union common market by the Commission of the European Union or the Commission of the European Union has failed to make a decision within one month of the notification. Consequently, the Offer may be consummated after the one month period, unless the Commission of the European Union determines the Transactions may not be compatible with the European Union common market, in which case an in-depth investigation would commence. From the date the Commission of the European Union determines to commence an in-depth investigation, it has four months to render a decision on the merits of a transaction.

     Parent and the Company conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the Transactions. Parent and the Company are currently in the process of reviewing whether any such filings are, in fact, required or advisable. It is possible that one or more of these filings may not be made or one or more of the approvals that are required to be obtained prior to the Effective Time may not be obtained prior to the expiration of the Offer or the Merger. See Section 15 for additional information regarding such filings or approvals under the HSR Act, the EU Merger Regulation and in other jurisdictions.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on January 23, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case "Expiration Date" shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under Section 14, including the satisfaction of the Minimum Condition, the HSR Condition and the EU Merger Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part (except the Minimum Condition as well as the conditions set forth in the next paragraph), in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior consent of the Company, decrease the price per Share payable in the Offer, reduce the number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in Section 14.

     The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not (i) change the form of the consideration to be paid in the Offer, (ii) decrease the amount of the consideration to be paid in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer,
(iv) extend the expiration date of the Offer beyond the initial Expiration Date, except (A) as required by applicable law, (B) that if, immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute at least 80% but less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of five business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, or (C) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date for one or more periods (not in excess of 10 business days each), but in no event later than June 30, 2001, (v) waive the Minimum Condition, (vi) waive the condition relating to the expiration of the waiting period under the HSR Act or the issuance of a decision under the EU Merger Regulation or the condition relating to the non-termination of the Merger Agreement, (vii) amend any term or other condition of the Offer in any manner adverse to holders of Shares, or (viii) impose any additional condition to the Offer; provided, however that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer in its sole discretion; and provided further that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission.

     If certain of the conditions to the Offer, including (i) the expiration or termination of any applicable waiting period under the HSR Act or the condition relating to the issuance of a decision under the EU Merger Regulation; (ii) the absence of any statute, regulation, judgment, order or injunction that is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, that would prohibit or impose any material limitations on Parent's or Purchaser's acquisition of the Shares or ownership or operation of all or a material portion of their or the Company's business or assets; and (iii) the absence of certain disruptions in the securities or banking markets, shall not have been satisfied or waived at the initial Expiration Date, Parent will, at the request of the Company, cause Purchaser to extend the Expiration Date for one or more periods (not in excess of 10 business days each) but in no event later than June 30, 2001. If the Offer shall not have been consummated on the scheduled Expiration Date due to the failure to satisfy the condition relating to the Central Works' Council of Parent (the "Works' Council"), Parent will, at the request of the Company, cause Purchaser to extend the Expiration Date for one or more periods (not in excess of 10 business days each), but in no event later than September 30, 2001.

     During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

     Purchaser shall pay for all Shares validly tendered and not withdrawn as soon as practicable following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer and the Merger Agreement, Purchaser also expressly reserves the right (i) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in Section 14, and (ii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, termination, waiver or amendment will be followed as soon as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     There will be no subsequent offering period after the expiration of the Offer.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date as soon as practicable after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn as soon as practicable following the acceptance of Shares for payment pursuant to the Offer. See Sections 1 and 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as soon as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 17, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED

PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 19, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. See Section 1.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20% if the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deductibility of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company did not pay or declare any dividends in the quarters indicated.

                               SHARES MARKET DATA

                                                               HIGH     LOW
                                                              ------   ------
1998:
  Third Quarter.............................................  $28.13   $19.69
  Fourth Quarter............................................  $28.94   $20.44
1999:
  First Quarter.............................................  $28.38   $22.88
  Second Quarter............................................  $30.25   $26.69
  Third Quarter.............................................  $31.69   $22.38
  Fourth Quarter............................................  $25.25   $20.63
2000:
  First Quarter.............................................  $25.13   $16.50
  Second Quarter............................................  $26.50   $21.00
  Third Quarter.............................................  $25.81   $22.94
  Fourth Quarter (through December 15, 2000)................  $25.81   $21.94

     On December 15, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $24.63. On December 21, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $36.13. As of December 18, 2000, the approximate number of holders of record of the Shares was 5,046.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive offices located at 177 Broad Street, Stamford, Connecticut and its telephone number at such address is (203) 961-3000. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company is a global leader in delivering market research, information and analysis to the consumer products and services industries. The Company's services are offered in over 100 countries around the globe. The Company provides its clients with market research, information and analysis for understanding and making critical decisions about their products and their markets. The Company also conducts media and entertainment information businesses, including its television audience measurement business which operates outside the United States and Canada.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 770 Broadway, New York, New York 10003-9595 and its telephone number at such address is (646) 654-5000. Purchaser is a wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of the Netherlands, with securities listed on the AEX -- Stock Exchange. Parent is one of the world's leading media and information companies and has leading market positions in marketing and media information, directories and consumer information, as well as educational information. The principal offices of Parent are located at Ceylonpoort 5-25, 2037 AA Haarlem, The Netherlands. The telephone number of Parent at such location is 011-31-23-546-3463.

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Neither Parent nor Purchaser owns any Shares. Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent, nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since December 1, 1998, neither Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since December 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9. FINANCING OF THE OFFER AND THE MERGER.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $2.4 billion. Purchaser will obtain all of such funds from Parent, either directly or indirectly in the form of capital contributions and/or loans from Parent and its affiliates. Parent will obtain all such funds pursuant to a Revolving Credit Facility Agreement, dated as of December 17, 2000 (the "Credit Agreement"), among Parent as borrower, Parent as guarantor, Merrill Lynch International as agent and arranger and the banks from time to time parties thereto (the "Banks"). This summary is not a complete description of the terms and conditions of the Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy which has been filed with the Commission as an exhibit to the Schedule TO filed by Parent and Purchaser with respect to the Offer.

     Under the Credit Agreement, the Banks have made available to Parent a 364-day revolving credit facility of up to $3 billion (or, from time to time, its equivalent in Euros). Loans under the Credit Agreement (the "Loans") may be utilized to finance the transaction contemplated under the Merger Agreement, to refinance certain indebtedness of the Company and its subsidiaries, and to finance any other potential acquisitions by Parent or its subsidiaries of shares in another entity. Parent is currently considering various refinancing alternatives that may be pursued following consummation of the Offer, which may include an equity offering by Parent, other borrowing or the use of other cash resources. Such refinancing is not necessary to consummate the Offer or the Merger.

     Loans bear interest at LIBOR or, in the case of Loans denominated in Euros, EURIBOR, plus the applicable margin, which generally ranges between 0.45% and 0.55%. Parent is obligated to pay a commitment commission on the undrawn portion of the credit facility under the Credit Agreement at a rate per annum equal to 0.20%.

     The Loans are subject to mandatory repayment in certain limited circumstances. Voluntary prepayments of the Loans and voluntary reduction of the credit facility are permitted, in whole or in part, at the option of Parent in minimum principal amounts, without premium or penalty, subject to payment of an additional fee under certain conditions.

     The obligations of any of Parent's subsidiaries which may become future borrowers under the Credit Agreement have been unconditionally guaranteed by Parent, acting in its capacity as guarantor. Neither the Loans nor Parent's guarantee obligation are secured by any collateral. The Credit Agreement contains representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar agreements.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND RELATED AGREEMENTS.

     Over the past several years, various subsidiaries of Parent, and the Company have engaged in various commercial transactions, including licensing arrangements, in the ordinary course of their respective businesses.

     During the period from late 1999 until November, 2000, representatives of VNU, Inc., a wholly owned subsidiary of Parent, and the Company had discussions with respect to creating an international joint venture wherein each party would contribute certain of its media and film entertainment assets and license certain technology. On January 5, 2000, VNU, Inc. and the Company entered into a confidentiality agreement in connection with these discussions. In April, 2000 while negotiations and discussions were ongoing with respect to a possible joint venture, VNU, Inc. became more interested in the Company as an acquisition candidate and performed market and other analyses of the Company's business. These activities culminated in a presentation by VNU, Inc.'s management to Parent's Executive and Supervisory Boards on April 18, 2000, seeking authorization to continue review of a possible combination of the two companies. After receiving such authorization, VNU, Inc., its consultants and Merrill Lynch, VNU, Inc.'s financial advisor, continued to research and assess the business of the Company and the possible combination of the Company and VNU, Inc.

     On June 22, 2000, Nicholas Trivisonno, Chairman and Chief Executive Officer of the Company and Gerald Hobbs, Chief Executive Officer of VNU, Inc. met for dinner in New York City and discussed their respective businesses. Mr. Hobbs spoke about potential strategies of Parent and transactions that might be attractive to Parent, including possible business combination transactions with the Company and others.

     On September 5, 2000 Mr. Hobbs visited Mr. Trivisonno to discuss the possibility of the combination of the two companies. On September 11, 2000, Mr. Hobbs, Thomas Mastrelli, the Chief Operating Officer of VNU, Inc. and Dan O'Shea, Chief Operating Officer of VNU MI, another wholly owned subsidiary of Parent, along with a representative of Merrill Lynch, met with Mr. Trivisonno, Earl Doppelt, Executive Vice President and General Counsel of the Company, Michael Connors, Vice Chairman of the Company, Robert Chrenc, Executive Vice President and the Chief Financial Officer of the Company, and a representative of Evercore, the Company's financial advisor. At that meeting, the representatives of the Company gave a presentation on the nature of the Company's business, its operating results and its "Operation Leading Edge" program.

     On September 26, 2000, Mr. Doppelt met with James Ross, Vice President and General Counsel of VNU, Inc. as well as representatives of Parent's outside counsel, Shearman & Sterling, at the offices of Shearman & Sterling. Mr. Doppelt reviewed the history of the action commenced by Information Resources, Inc. on July 29, 1996 in the United States District Court for the Southern District of New York, naming as defendants The Dun & Bradstreet Corporation, A.C. Nielsen Company and IMS International, Inc. and its current status.

     On September 29, 2000, the Supervisory Board of Parent met and considered the results of the meetings between the representatives of VNU, Inc. and the Company and evaluations by executives of VNU, Inc. and Merrill Lynch of the Company and the proposed combination. After considering the available information, the Supervisory Board of Parent authorized VNU, Inc. to continue discussions with the Company regarding its acquisition and to make a proposal to acquire the Company for up to $32.00 per Share with the ability to go to $35.00 per Share under certain circumstances.

     On October 5, 2000, Mr. Hobbs met with Mr. Trivisonno in Stamford, Connecticut, and indicated that VNU, Inc. was prepared to make an offer to acquire the Company in the range of $32.00 per Share, which might be increased if the results of VNU, Inc.'s due diligence review of the Company were positive. Mr. Trivisonno responded that he would not, and he believed the Company's Board of Directors would not, support a transaction at that price. On October 10, 2000, Mr. Trivisonno telephoned Mr. Hobbs to confirm that the Company was not interested in proceeding with a transaction on the terms outlined by Mr. Hobbs at the October 5(th) meeting. Following this conversation, discussions between VNU, Inc. and the Company regarding the proposed acquisition ceased and conversations regarding the proposed joint venture resumed.

     On November 10, 2000, Mr. Trivisonno met R.F. van den Bergh, the Chairman of the Executive Board and Chief Executive Officer of Parent, for dinner in Amsterdam, the Netherlands. During dinner, Mr. van den Bergh reiterated VNU, Inc.'s previous offer of $31.75 to $32.25 per Share and, when Mr. Trevisonno indicated that the Company would consider a transaction price at or above $40.00 per Share, indicated that Parent might be prepared to make an offer for the Company for up to $35.00 per Share if the results of VNU, Inc.'s due diligence were satisfactory.

     On November 21, 2000, following discussions with VNU, Inc.'s advisors, Mr. van den Bergh sent Mr. Trivisonno the following letter:

                              [PARENT LETTERHEAD]

     November 21, 2000

     Mr. Nicholas L. Trivisonno
     Chairman and Chief
     Executive Officer
     ACNielsen Corporation
     177 Broad Street
     Stamford, CT 06901

     Dear Nick,

          As you, Jerry and I have previously discussed, the prospect of combining our two companies presents compelling strategic and financial advantages. The combination would create the world's leading media and marketing information services company across all distribution platforms, and reunite the ACNielsen brand.

          While you and I both see the exciting opportunities such a combination clearly presents for our two companies, the momentum we had developed toward a possible transaction has unfortunately slowed recently as we have worked to achieve a mutually acceptable view of the price to be paid to ACNielsen's stockholders in the combination.

          As you know, we believed that our proposal in October of a price in the range of $32.00 per share fairly valued ACNielsen. That price represented a premium of 37% over Monday's closing price of ACNielsen's common stock and a 39% premium over the average trading price of ACNielsen's common stock during the past 30 days. Nevertheless, you advised me that this price did not adequately reflect your views of ACNielsen's full value.

          We have reconsidered our prior proposal and are now prepared to significantly improve that proposal in an effort to move forward quickly to enter into a definitive agreement and clearly deliver full value to your stockholders. Consistent with our discussions on November 10, 2000, I am pleased to report that the Supervisory Board of VNU has formally authorized me to present to you our revised offer to acquire all of the outstanding shares of ACNielsen's common stock in a merger transaction in which your stockholders would receive a price of $35.00 per share in cash. We believe this enhanced offer fully reflects the value of ACNielsen, including the appropriate financial benefits expected to result under Operation Leading Edge. Additionally, this price provides a premium of 49% over Monday's closing price of ACNielsen's common stock and a 52% premium over the average trading price of ACNielsen's common stock during the past 30 days. We are confident that our revised offer will be enthusiastically received by your stockholders. Nick, this increase is a significant step forward on our part and we are prepared to proceed on this basis only if you are prepared to move forward promptly with us toward the completion of a definitive agreement for the transaction.

          We recognize that your Board of Directors will want to understand how your management team would fit into the leadership structure of the combined company. We hope and expect that your management team would continue to play an important leadership role going forward. We will want and need ACNielsen's management to continue to build the business and we will work with you to identify the key employees and discuss appropriate roles and responsibilities and aim to put in place a generous management retention/incentive package that would be based on specific operating targets over the next few years. We would appropriately address ACNielsen's existing employment agreements, benefit plans and other commitments to its employees consistent with our detailed discussion last month. We are confident that your senior executives and workforce would find working in the combined company to be professionally rewarding and exciting.

          Our proposal is conditioned on its approval by the ACNielsen's Board of Directors and on the negotiation of a definitive merger agreement containing mutually acceptable terms. This proposal is also subject to our receipt of all regulatory and other required approvals, which we are confident will be obtained in a timely manner. We would, of course, expect to conduct a confirmatory due diligence investigation of ACNielsen prior to executing a definitive merger agreement, and we and our advisors are confident that we could complete our due diligence expeditiously. We have already obtained a bank commitment to finance the acquisition of all of the outstanding shares of ACNielsen's common stock and, consequently, our proposal is not conditioned on securing financing.

          We are submitting this offer on a confidential basis and have no current intention to announce it publicly. We view this transaction as a critical strategic initiative for VNU and, as indicated above, our revised offer is being presented on the condition that you agree to move forward with us promptly toward bringing the transaction to a successful completion. Accordingly, I would appreciate your response by December 6, 2000. Absent your favorable response by that date, our revised offer will be automatically withdrawn as our board wishes us to consider other available alternatives at that point.

          Nick, I know you and I both see clearly the benefits of the combination of our two companies and I hope that you and your Board will also now recognize the full value we are offering to your stockholders to bring this to completion. I am available at any time to discuss our revised offer with you and will look forward to your response.

                                          With kind regards,

                                          VNU nv

                                          /s/ R.F. VAN DEN BERGH
                                          --------------------------------------

                                          R.F. van den Bergh
                                          Chairman of the Executive Board

     Later that day, Mr. Hobbs called Mr. Trivisonno to alert him that he would be receiving a letter from Parent with respect to the possible combination of the two companies. On November 22, 2000, Mr. Trivisonno called Mr. Hobbs and suggested that, although the price set forth in the letter was not acceptable, their respective financial advisors should meet to discuss the terms of the proposed transaction. Following that conversation Mr. Trivisonno called Mr. van den Bergh to further discuss a meeting between representatives of Merrill Lynch and Evercore. Later that day, a representative of Merrill Lynch called a representative of Evercore to set up a meeting. On November 30, 2000 representatives of Merrill Lynch met with representatives of Evercore to discuss the possible combination and plans for the due diligence process, as well as Evercore's analysis of the value of the Company's shares. On December 5, 2000, a representative of Evercore called a representative of Merrill Lynch and indicated that the Company's position was that the per Share price should be closer to $40.00 than to $35.00 and indicated that certain other material terms of the proposed transaction had yet to be agreed. On December 7, 2000, a representative of Merrill Lynch called a representative of Evercore to discuss a potential offer price of $36.00 per Share, in response to which Evercore expressed its view that a transaction below $40.00 per Share would be unacceptable to the Company. Later in the day, a representative of Evercore called a representative of Merrill Lynch and stated that the Company was seeking $37.50 per Share. On the evening of December 7, 2000, Mr. Hobbs called Mr. Trivisonno and, after some discussion, Messrs. Hobbs and Trivisonno agreed on a per Share purchase price of $36.50 with the potential to be increased to $36.75 depending on the results of due diligence, subject to approval by the Supervisory Board of Parent and the Board of the Company.

     On December 8, 2000, Messrs. Hobbs, Mastrelli, O'Shea and Ross and Parent's legal and financial advisors met with Messrs. Trivisonno, Doppelt , Connors and Chrenc and the Company's legal and financial advisors, to discuss the terms of the proposed transaction. Parent and the Company entered into a Confidentiality and Standstill Agreement, which superceded the January 5, 2000 confidentiality agreement between Parent and the Company. On December 10, 2000, Parent's legal advisors delivered a draft merger agreement to the Company's legal advisors.

     On December 12, 2000, the Supervisory Board of Parent met and authorized a purchase price for all of the outstanding shares of the Company of $36.50 per Share, with the potential to be increased to $36.75 per Share, depending on the results of due diligence.

     From December 8, 2000 to December 17, 2000, Parent, VNU, Inc. and their financial and legal advisors conducted a financial and legal due diligence review of the Company. During this period, the parties and their legal and financial advisors negotiated the terms of the Merger Agreement.

     On December 17, 2000, the parties agreed upon a per Share price of $36.75 and later that same day the parties executed the Merger Agreement and the Executive Agreements.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND PARENT WITH THE COMMISSION IN CONNECTION WITH THE OFFER. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN SECTION 7. DEFINED TERMS USED HEREIN AND NOT DEFINED HEREIN SHALL HAVE THE RESPECTIVE MEANINGS ASSIGNED TO THOSE TERMS IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides for the commencement of the Offer on the fifth business day after the public announcement of the execution of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 of this Offer to Purchase. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, amends any term or other condition of the Offer in a manner adverse to stockholders or which imposes conditions to the Offer in addition to those set forth in Section 14 of this Offer to Purchase without the prior consent of the Company.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be converted automatically into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the restated certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation.

     Stockholders Meeting and Proxy Statement. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, take all action necessary to convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and voting upon the adoption of the Merger Agreement (the "Stockholders Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     The Merger Agreement provides that, if required by law to consummate the Merger, the Company shall, with the cooperation of Parent, promptly prepare and file with the Commission under the Exchange Act, a proxy statement (the "Proxy Statement") with respect to the Stockholders' Meeting. The Company has agreed to use its best efforts to respond to all the Commission's comments with respect to the Proxy Statement and, subject to compliance with the Commission's rules and regulations, to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date. Except as otherwise provided in the Merger Agreement, the Company has agreed to include in the Proxy Statement the recommendation of the

Board that the stockholders of the Company vote in favor of the adoption of the Merger Agreement. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of adoption of the Merger Agreement. The Merger Agreement also provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares in the Offer, Purchaser and Parent will take all necessary actions to cause the Merger to become effective, in accordance with Delaware Law, as soon as practicable after the Offer, without a meeting of the Company's stockholders.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted that, during the period from the date of Merger Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, the Company shall not, and shall not and shall not permit any of its Subsidiaries to, without the prior consent of Parent, do any of the following:

          (a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of outstanding options to purchase Shares ("Stock Options") in full or partial payment of the exercise price or any taxes payable by such holder upon exercise of Stock Options to the extent required under the terms of such Stock Options as in effect on the date of the Merger Agreement;

          (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (i) upon the exercise of vested Stock Options outstanding on the date of the Merger Agreement and (ii) the issuance of Shares as required by the terms of the ACNielsen Employee Stock Ownership Plan consistent with past practice;

          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (d) directly or indirectly acquire, make any investment (other than investments not exceeding $5,000,000 in the aggregate) in, or make any capital contributions to, any person (other than a Subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

          (e) make any new capital expenditure or expenditures in excess of $2,500,000 in the aggregate, other than as set forth in the Company's budget for capital expenditures;

          (f) enter into, amend or terminate any material contract involving expenses of at least $2,500,000 per year other than in the ordinary course of business consistent with past practice;

          (g) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

          (h)(i) except for borrowings under the Three-Year Credit Agreement, dated as of April 15, 1998, among the Company, The Chase Manhattan Bank and the lenders named therein, and under certain uncommitted lines of credit in the ordinary course of business consistent with past practice and other than in connection with any action permitted by paragraph (d) above, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned Subsidiary of the Company or (ii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly owned Subsidiary of the Company and other than routine advances to employees consistent with past practice;

          (i) except as required under any existing domestic material employee benefits plans or employee benefits plans not subject to United States law (collectively, the "Plans"), (A) grant or agree to grant to any director, officer or employee, any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits to such officers and employees, except for increases in the ordinary course of business and consistent with past practice, or (B) establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Plans, except as may be required under existing agreements or by law;

          (j) except as required under the existing Plans, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, Stock Option, insurance or other compensation or benefits;

          (k) enter into or amend any employment, severance or similar agreement with any existing officers or employees, except for severance agreements entered into to the extent required pursuant to severance plans existing on the date of the Merger Agreement;

          (l) make or rescind any tax election or settle or compromise any income tax liability of the Company or of any of its Subsidiaries with any governmental entity or settle any action, suit, claim, investigation or proceeding with any government entity (legal, administrative or arbitrative) in an amount in excess of $1,000,000;

          (m) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction (i) of any such claims, liabilities or obligations in the ordinary course of business or (ii) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or (iii) other than settlements which involve solely the payment of money that would not result in an uninsured or underinsured payment by or liability of the Company in excess of $2,000,000 in the aggregate above reserves established therefor on the books of the Company;

          (n) except as disclosed in the Company's previous filings with the Commission or required by a governmental entity, make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

          (o) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's ability to compete with or conduct any material line of business, including, but not limited to, geographic limitations on the Company's activities;

          (p) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries; provided, however, that routine employee terminations or terminations under the Company's "Operation Leading Edge" program (as disclosed in the Company's previous filings with the Commission) shall not be considered subject to this paragraph (p); or

          (q) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this section except to the extent such action is otherwise expressly contemplated by the Merger Agreement.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Parent representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding;

provided that, in the event that the Minimum Condition shall have been satisfied, in no event shall the directors designated by Parent constitute less than a majority of the Board. The Company has agreed that it shall, upon the request of Parent, use its reasonable best efforts promptly either to increase the size of its Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent Designees to be so elected or appointed to the Board, and the Company shall take all actions available to the Company to cause the Parent Designees to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of (i) each committee of the Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time, the parties have agreed to use their best efforts to ensure that at least two members of the Board of the Company shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on December 17, 2000 (the "Continuing Directors"), provided that, if there shall be in office fewer than two Continuing Directors for any reason, the Board shall cause the person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other director of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company or Parent or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of the Merger Agreement.

     The Merger Agreement provides that, from and after the time, if any, that the Parent Designees constitute a majority of the Board and prior to the Effective Time, subject to the terms of the Merger Agreement, any amendment or modification of the Merger Agreement or the Company's restated certificate of incorporation or by-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Purchaser thereunder, or waiver of any condition to the Company's obligations thereunder or any of the Company's rights thereunder which adversely affects the holders of Shares other than Purchaser or Parent may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of unanimous vote of the entire Board.

     Access to Information. Under the terms of the Merger Agreement, until the Effective Time, and subject to the provisions of any confidentiality agreement by which the Company is bound (provided that the Company shall advise Parent that information is not being provided as a result thereof and whether such information, in the good faith belief of the Company, has had or would reasonably be expected to have a Material Adverse Effect on the Company), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access to all of the Company's and its Subsidiaries' properties, books, contracts, commitments, tax returns, personnel and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning the Company's and its Subsidiaries' businesses, properties, financial condition, operations and personnel as Parent may from time to time reasonably request.

     A "Material Adverse Effect" with respect to any person means a material adverse effect on (a) the ability of such person to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (b) the financial condition, business or results of operations of such person and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) the industries in which such person operates and not specifically relating to such person, (iii) the performance of the Merger Agreement or the transactions contemplated thereby in accordance with the terms of the Merger Agreement or (iv) any development relating to the action commenced by Information Resources, Inc. on July 29, 1996 in the United States District Court for the Southern District of New York, naming as defendants The Dun & Bradstreet Corporation, A.C. Nielsen Company (a subsidiary of the Company) and I.M.S. International, Inc., and any related proceedings.

     No Solicitation. The Company has agreed that it shall not (whether directly or indirectly through advisors, agents or other intermediaries), and shall use its reasonable best efforts to cause its respective officers, directors, advisors, representatives and other agents of the Company not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided that, prior to consummation of the Offer, if the Board of the Company, after receiving advice from outside counsel, has concluded in good faith that such action is reasonably necessary for the Board to act in a manner consistent with its fiduciary duties under applicable law, then the Company may furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding such Acquisition Proposal, in which case the Company will not disclose any information to such person without entering into a confidentiality agreement substantially identical to the confidentiality agreement between the Company and Parent dated December 8, 2000 (the "Confidentiality Agreement"), provided that the Company may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement. The Company has agreed that it shall promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company has further agreed that it shall keep Parent informed on a current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party. The Company or the Company's Board is not prohibited by these provisions from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law or, prior to the consummation of the Offer, from taking any action contemplated by paragraph
(d)(i) of the section entitled "Termination" below), including having the Board take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (as hereinafter defined) (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to paragraph (d)(i) of the section entitled "Termination" below.

     "Acquisition Proposal" means any offer or proposal for a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement.

     "Superior Proposal" means an Acquisition Proposal which the Board determines, in good faith after consultation with an independent, nationally recognized investment banking firm, (i) if consummated would result in a transaction more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being financed by the person making such Acquisition Proposal.

     Employee Stock Options and Employee Benefit Plans. The Merger Agreement provides that each Stock Option which immediately prior to the Effective Time is not vested will accelerate and become fully vested and exercisable upon the Effective Time in accordance with the terms of the applicable Company Stock Option Plan (the "Accelerated Stock Options"). As of the Effective Time, each Stock Option (including the Accelerated Stock Options) shall be canceled by the Company and in consideration of such cancellation, the Company shall pay to each holder of a canceled Stock Option an amount (the "Option Spread") equal to the product of (x) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option immediately prior to its cancellation. The Option Spread, after reduction for any required withholding Taxes, shall be paid in cash as promptly as practicable following the Effective Time.

     The Merger Agreement also provides that as of the Effective Time, (i) each then outstanding deferred share unit issued under the 1996 ACNielsen Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") shall be cancelled and in consideration of such cancellation, the holder of such deferred share unit shall receive, as soon as practicable following the Effective Time, a cash payment equal to the number of deferred share units then held by such holder, multiplied by the Merger Consideration, (ii) each deferred cash account established under the Directors' Deferred Compensation Plan shall be cancelled and in consideration of such cancellation, the participant in whose name the deferred cash account is established shall receive as promptly as practicable following the Effective Time a cash payment equal to the balance in such deferred cash account and (iii) each then outstanding share of restricted stock issued under the 1996 ACNielsen Non-Employee Directors' Stock Incentive Plan shall be cancelled and in consideration of such cancellation, the holder of such shares of restricted stock shall receive as promptly as practicable following the Effective Time a cash payment equal to the number of shares of restricted stock then held by such holder, multiplied by the Merger Consideration.

     The Merger Agreement further provides that following the Effective Time, the Company will take all actions necessary to ensure that no holder of a Stock Option or any participant in any employee incentive or benefit plans or programs or arrangements or non-employee director plans maintained by the Company shall have any right thereunder to acquire any capital stock of Parent or the Surviving Corporation.

     In the Merger Agreement, Parent agreed that those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time shall continue to be employees of the Surviving Entity as of the Effective Time (each such employee, an "Affected Employee"); provided, however, that none of these provisions shall be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

     Parent has agreed that for a period of 12 months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee with employee benefits that are no less favorable in the aggregate than those provided to each such Affected Employee immediately prior to the Effective Time (other than equity-based compensation or benefits provided under the ACNielsen Employee Stock Ownership Plan), provided that Parent shall not be required to provide equity-based compensation to any Affected Employees. Parent has also agreed that it shall, for a period of 12 months following the Effective Time, maintain (or cause its Subsidiaries to maintain) a severance pay practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than such practice, program or arrangement in effect immediately prior to the Effective Time with respect to such Affected Employee.

     To the extent permitted under applicable law, Parent has agreed that it shall, or shall cause the Surviving Entity to, give Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan or supplemental or excess pension plan) under such employee benefit plans or arrangements maintained by the Parent or the Surviving Corporation in which such Affected Employees participate for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Effective Time.

     The Merger Agreement provides that, to the extent permitted under applicable law, Parent shall, or shall cause the Surviving Corporation to, (a) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (b) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

     In addition, Parent has agreed that it shall, or cause the Surviving Corporation to, discharge the obligations under any change in control agreement entered into by the Company and an Affected Employee.

     The Merger Agreement further provides that pursuant to the terms of the Trust Under the ACNielsen Nonqualified Plans and the Trust Under the ACNielsen Deferred Compensation Plan (together, the "Rabbi Trusts"), the Company shall make an irrevocable contribution to each Rabbi Trust in an amount (i) sufficient to pay each participant the benefits under the plans covered by such Rabbi Trust and (ii) sufficient to pay the annual fees payable to the trustees under such Rabbi Trust for a three-year period.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that, for a period of six years after the Effective Time, the provisions with respect to indemnification, exculpation and advancement of expenses set forth in Article V of the restated certificate of incorporation of the Company as in effect on December 17, 2000, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

     In the Merger Agreement, Parent has agreed that from and after the Effective Time, it shall cause the Surviving Corporation and its successors to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent that a corporation is permitted under Delaware Law to indemnify its own directors or officers, as the case may be. Parent has agreed that in the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Merger Agreement provides that the Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying party to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying party shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying party to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying party, or
(iii) the indemnifying party shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The indemnifying party shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party, and the settlement discharges all rights against Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under the terms of the Merger Agreement, except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Covered Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. Such rights to indemnification shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     The Merger Agreement also provides that for a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

     Parent, Purchaser and the Company have agreed that in the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in the sections with respect to employee benefit plans and directors' and officers' indemnification and insurance.

     Consents, Approvals and Filings. The Merger Agreement provides that, on the terms and subject to the conditions thereof, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the EU Merger Regulation, the Exchange Act and any other relevant statute, rule or regulation, with respect to the Offer, the Merger and the other transactions contemplated thereby and (ii) use reasonable best efforts (or, in connection with obtaining antitrust approval from any U.S. governmental entity, best efforts) to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated thereby, including using reasonable best efforts (or, in connection with obtaining antitrust approval from any U.S. governmental entity, best efforts) to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and cooperate to obtain all consents, approvals and authorizations (without out-of-pocket expense to the Company) of parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated thereby and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

     Notwithstanding anything to the contrary in the Merger Agreement, Parent has agreed to, and to cause its affiliates to, promptly take all steps necessary to secure government antitrust clearance for the consummation of the transactions contemplated thereby as soon as practicable but by no later than June 30, 2001. Parent further agreed to give the Company reasonable notice of any meetings prior to the Closing Date with any governmental entity regarding the transactions contemplated thereby, and the Company at its option may have representatives at such meetings.

     Notwithstanding anything to the contrary in the Merger Agreement, Parent has agreed to use its best efforts to take, or cause to be taken, all necessary action and to do, or cause to be done, all things necessary to satisfy the condition to the Offer relating to the Works' Council set forth in paragraph (c) of Section 14 of this Offer to Purchase; provided that nothing in the Merger Agreement shall require Parent or any of its Subsidiaries to take, or cause to be taken, or do or cause to be done, any action which would result in a material detriment to Parent and its Subsidiaries or would result in a material restriction on the business activities thereof. The Merger Agreement also provides that upon receiving written advice from the Works' Council that is not unconditional positive advice or conditional positive advice, Parent shall, as promptly as practicable and in any event within five days thereof, notify the Works' Council in writing, as required by the Netherlands Works Council Act, as to its intention to enter into such bank facility and issue a guarantee in connection therewith.

     Parent, Purchaser and the Company have agreed that, on the terms and subject to the conditions set forth in the Merger Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated thereby, including the satisfaction of the conditions precedent set forth in the Merger Agreement.

     Certain Undertakings. Each of Parent, Purchaser and the Company have agreed to make the undertakings and to take or cause to be taken all other actions as are required in order to comply with the Indemnity and Joint Defense Agreement dated as of October 28, 1996 among The Dun & Bradstreet Corporation, Nielsen Media Research, Inc. and the Company.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, Commission filings, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, amendments to the Rights Agreement, material contracts, and brokers. Certain of the representations and warranties are qualified as to materiality or "Material Adverse Effect."

     Conditions to the Merger. Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Effective Time, of the following conditions:
(a) Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of the Merger Agreement or the Offer; (b) the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company if such vote is required pursuant to the Company's restated certificate of incorporation, Delaware Law or other applicable law; and (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, the party so invoking this condition shall have complied with its obligations described in the section above entitled "Consents, Approvals and Filings" and the parties to the Merger Agreement shall have used their reasonable best efforts or best efforts (as applicable) to lift or remove such order, injunction, restraint or prohibition.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Purchaser or, subject to the terms thereof, of the Company:

          (a) by the mutual written consent of Parent and the Company duly authorized by the Board of Parent and the Company; provided, however, that if Parent shall have nominated a majority of the directors, such consent of the Company may only be given if approved by the Board of the Company in accordance with the provisions regarding the Continuing Directors;

          (b) by either of Parent or the Company duly authorized by the Board of such person if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties thereto shall use their reasonable best efforts (or, in connection with obtaining antitrust approval from any governmental entity, best efforts) to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated thereby and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) by either of Parent or the Company duly authorized by the Board of such person if consummation of the Offer shall not have occurred on or before June 30, 2001 (the "Termination Date"); provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (c) shall not have breached in any material respect its obligations under the Merger Agreement; and provided further that the Termination Date shall be extended to such later date (but in no event later than September 30, 2001) as the Offer shall have been extended by Purchaser at the request of the Company pursuant to the provisions of the Merger Agreement, unless a condition to consummation of the Offer (other than the condition relating to the Works' Council) shall not have been satisfied and either (i) Parent can reasonably demonstrate that such failure to be satisfied resulted from a reason other than the failure of the condition relating to the Works' Council to be satisfied or (ii) such condition failed to be satisfied as a result of a material breach by the Company of its obligations under the Merger Agreement;

          (d) by the Company, upon approval of its Board:

             (i) prior to consummation of the Offer, if (A) the Board of the Company notifies Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (B) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of the Company determines, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not enter into any such binding agreement during such four-day period) and (C) the Company prior to such termination pursuant to this clause (d)(i) pays to Parent in immediately available funds an amount equal to $60,000,000 as described under the section entitled "Fees and Expenses" below (the Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification); or

             (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this clause (d)(ii) if the Company is in material breach of the Merger Agreement; or

             (iii) prior to the consummation of the Offer, if (A) there shall be a breach of any representation or warranty of Parent or Purchaser in the Merger Agreement that is qualified as to Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of Parent or Purchaser in the Merger Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Parent and Purchaser, taken as a whole, or (C) there shall be a material breach by Parent or Purchaser of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (i) 10 days after giving of notice to Parent of such breach and (ii) the expiration of the Offer, provided that the Company may not terminate the Merger Agreement pursuant to this clause
        (d)(iii) if the Company is in material breach of the Merger Agreement;

          (e) by Parent or Purchaser duly authorized by the Board of such person:

             (i) prior to the consummation of the Offer, if the Board of the Company shall have withdrawn, or modified or changed, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved an Acquisition Proposal, it being understood and agreed that neither the delivery of notice pursuant to clause (d)(i) above any subsequent public announcement of such notice nor any communication by the Board of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer) shall entitle Parent to terminate the Merger Agreement pursuant to this clause
        (e)(i), unless the Company enters into a definitive agreement with respect to an Acquisition Proposal; or

             (ii) prior to the consummation of the Offer, if there shall have been a material breach by the Company of any provision described in the section above entitled "No Solicitation"; or

             (iii) if the Offer has expired or terminated without Parent or Purchaser purchasing any Shares thereunder and, pursuant to the terms of the Merger Agreement, Purchaser is neither required to accept and pay for the Shares tendered in the Offer nor to extend the expiration date of the Offer; provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this clause (e)(iii) if Parent or Purchaser is in material breach of the Merger Agreement; or

             (iv) prior to the consummation of the Offer, if the Company shall have (A) exempted for purposes of Section 203 of the Delaware Law any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates, or (B) amended (or agreed to amend) the Rights Agreement or redeemed (or agreed to redeem) its outstanding Rights thereunder for the purpose of exempting an acquisition of Shares from the Rights Agreement and Rights; or

             (v) prior to the consummation of the Offer, if (A) there shall be a breach of any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of the Company in the Merger Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on the Company, or (C) there shall be a material breach by the Company of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of clause (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (i) 10 days after giving of written notice to the Company of such breach and (ii) the expiration of the Offer; provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this clause (e)(v) if Parent or Purchaser is in material breach of the Merger Agreement.

     Effect of Termination. In the event of termination of the Merger Agreement by either the Company or Parent or Purchaser as provided in the immediately preceding section entitled "Termination," the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions with respect to access to information, confidentiality of such information, effect of termination, fees and expenses and the general provisions and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

     Fees and Expenses. The Merger Agreement provides that, except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     Parent, Purchaser and the Company have agreed that if (i) Parent or Purchaser terminates the Merger Agreement pursuant to the provisions described above in clauses (e)(i) or (e)(iv) of the section entitled "Termination", or
(ii) the Company terminates the Merger Agreement pursuant to clause (d)(i) of the section entitled "Termination", then, in each case, the Company shall pay, or cause to be paid, to Parent an amount equal to $60,000,000, at or prior to the time of termination in the case of a termination pursuant to clause (d)(i) or as promptly as is reasonably practicable (but in no event later than two business days) in the case of a termination pursuant to clause (e)(i) or (iv). In addition, if (A) the Merger Agreement is terminated pursuant to clauses (e)(ii), (e)(iii) or (d)(ii) of the section entitled "Termination", (B) on the date of such termination, no condition to the Offer has failed to be satisfied as a result of a material breach of the Merger Agreement by Parent or Purchaser and prior thereto there shall have been publicly announced, and not withdrawn, an Acquisition Proposal, and (C) within 15 months after such termination, the Company shall enter into an agreement with respect to any Acquisition Proposal, then the Company shall pay an amount equal to $60,000,000 concurrently with entering into any such agreement.

     The Merger Agreement further provides that if the condition relating to the Works' Council set forth in clause (c) of Section 14 of this Offer to Purchase is not satisfied and the Merger Agreement is terminated pursuant to clause (c) of the section entitled "Termination," unless a condition to consummation of the Offer (other than such condition relating to the Works' Council) shall not have been satisfied and either (i) Parent can reasonably demonstrate that such failure to be satisfied resulted from a reason other than the failure of such condition relating to the Works' Council to be satisfied or (ii) such condition failed to be satisfied as a result of a material breach by the Company of its obligations under the Merger Agreement, then Parent shall pay, or cause to be paid, to the Company an amount equal to $60,000,000.

EXECUTIVE AGREEMENTS

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE EXECUTIVE AGREEMENTS DATED AS OF DECEMBER 17, 2000. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXECUTIVE AGREEMENTS, WHICH ARE INCORPORATED HEREIN BY REFERENCE, AND A COPY OF EACH OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE EXECUTIVE AGREEMENTS MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH SET FORTH IN SECTION 7.

     In connection with the Merger, the Company entered into amended change in control agreements with each of Nicholas Trivisonno, Michael Connors, Earl Doppelt and Robert Chrenc. The agreements will become effective upon the consummation of the Offer. Pursuant to the agreements, each executive is entitled to a lump-sum payment of his benefits under his change in control agreement if he remains employed by the Company on the date that is 90 days following the consummation of the Offer (the "Payment Date") or if, prior to the Payment Date, (i) his employment is terminated by the Company without "cause" (generally a termination other than for the executive's willful and continued failure to perform his duties or his engaging in conduct that is materially injurious to the company), (ii) he resigns for "good reason" (generally a reduction in compensation or a required relocation), or (iii) he dies or becomes disabled. The lump-sum payment includes: (i) three times the sum of the executive's annual base salary and annual bonus; (ii) a prorated portion of the executive's annual target bonus; (iii) a full target bonus payable with respect to any long-term performance period in effect at the time of the consummation of the Offer; and (iv) the present value of the executive's benefits benefit under the Company's 1996 Supplemental Executive Retirement Plan using the maximum credited service allowed to be taken into account and assuming that the executive is employed at age 55.

     In addition, upon an executive's termination of employment following the Payment Date (or, prior to the Payment Date, if he is terminated by the Company without cause, he resigns for good reason, or he dies or becomes disabled) the executive will be entitled to the following benefits: (i) his full base salary through the date of termination; (ii) cash reimbursement of up to 20% of his annual compensation (but no more than $100,000) for outplacement and job separation expenses; (iii) life and health insurance coverage for up to 36 months; and (iv) retiree life and medical insurance beginning at age 55.

     In addition, the executive is entitled to a gross-up payment from the Company to cover any required excise taxes payable by the executive as a result of any payments made in connection with the Offer and/or the Merger. Upon the consummation of the Offer, the full amount of each executive's lump-sum payment (including any gross-up payments) will be deposited in an escrow account. In consideration for the acceleration of these payments, the executives have agreed to (i) refrain from competing with the Company or soliciting the Company's customers and employees during the eighteen-month period following the consummation of the Offer, (ii) the termination of their previously executed change in control agreements and

(iii) repay their loans pursuant to the loan agreements with Northern Trust Company, which are guaranteed by the Company, on or prior to the Payment Date.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement. The Board of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the adoption of the Merger Agreement.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take all necessary actions to cause the Merger to become effective as soon as practicable, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares or voted in favor of adoption of the Merger Agreement will have certain rights under Delaware Law to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms (including Evercore) as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Section 262.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management in order to determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, restated certificate of incorporation, by-laws, capitalization or management. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to exercise promptly its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Section 10 -- Merger Agreement -- Company Board Representation" above. Parent will exercise such rights by causing the Company to elect to the Company Board the following individuals: Rob van den Bergh, Theo G.G. Bouwman, Frans J.G.M. Cremers, Gerald Hobbs, Thomas A. Mastrelli and James Ross. Information with respect to such directors is contained in Schedule I hereto and in Schedule I to the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates at such time. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, any material change in the Company's present indebtedness, capitalization or dividend policy, any change in the present Board or management of the Company or any other material change in the Company's corporate structure or business.

12. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior consent of Parent, (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (b) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (c) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (c), for the acquisition of Shares from holders of Stock Options in full or partial payment of the exercise price or any taxes payable by such holder upon exercise of Stock Options to the extent required under the terms of such Stock Options as in effect on the date of the Merger.

     If, on or after December 17, 2000, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer as otherwise permitted by the Merger Agreement, then, without prejudice to Purchaser's rights under
Section 14, any dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer.

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by the NYSE following consummation of the Offer.

     NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of Shares publicly held falls below 600,000 (exclusive of holdings of directors, officers, or their immediate families and other concentrated holdings of 10% or more), or the number of holders of Shares falls below 400 or the number of holders of Shares falls below 1,200 and the average monthly trading volume (for most recent 12 months) is less than 100,000 shares. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected.

     In the event the Shares were no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting in the Nasdaq National Market System. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered Shares, if:

          (a) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,

          (b) (i) the European Commission shall not have issued a decision under
     Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall not have been deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Offer and the Merger compatible with the EC common market and
     (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated,

          (c) none of the following conditions shall have been satisfied: (i) Parent shall have received the unconditional positive advice of the Works' Council regarding the intent by Parent to enter into the bank facility to be entered into by Parent in connection with the financing of the Offer (the "Facility") and the issuance of the guarantee of Parent related thereto (the "Facility Guarantee") (any such unconditional positive advice is referred to as "Positive Advice"); or (ii) Parent shall have received conditional positive advice of the Works' Council with respect to the Facility and the Facility Guarantee and the fulfillment of the conditions specified therein would not result in material detriment to Parent and its Subsidiaries, or result in material restrictions on the business activities thereof (any such conditional positive advice is referred to as "Acceptable Conditional Advice"); or (iii) Parent shall have received written advice from the Works' Council that is not Positive Advice or Acceptable Conditional Advice regarding the Facility to be entered into and the Facility Guarantee to be issued and either (A) 35 days shall have elapsed from the date that Parent has notified the Works' Council of its intention to enter into the Facility and issue the Facility Guarantee, provided that the Works' Council shall not have commenced any appeal or other legal proceeding in respect of the Facility or the Facility Guarantee or (B) the Works' Council shall have notified Parent in writing or publicly announced that it will disclaim its right to appeal or take any other legal action in connection with the Facility to be entered into or the Facility Guarantee to be issued, or

          (d) the Merger Agreement shall have been terminated in accordance with its terms, or

          (e) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the Merger Agreement:

             (i) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, that shall (A) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (B) challenge the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (C) prohibit the making or consummation of the Offer or the Merger or the performance of any of the transactions contemplated by the Merger Agreement, or (D) impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters properly presented to the Company's stockholders; or

             (ii) (A) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to Material Adverse Effect shall not be true and correct, or (B) any representation or warranty of the Company in the Merger Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date) except where (1) the failure of such representations and warranties (other than those relating to the number of shares and/or options, warrants or other rights to acquire capital stock set forth in the Company's representations and warranties in the Merger Agreement) referred to in clause (e)(ii)(B) to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (2) where the failure of such representations and warranties relating to the number of shares and/or options, warrants or other rights to acquire capital stock set forth in the Company's representations and warranties in the Merger Agreement to be so true and correct would not, in the aggregate, relate to an inaccuracy in excess of 150,000 shares and/or options, warrants or other rights to acquire capital stock; or

             (iii) the Company shall have breached or failed in any material respect to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed by or complied with by it under the Merger Agreement; or

             (iv) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or outside the United States (whether or not mandatory), (C) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions or (D) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

             (v) except as previously disclosed by the Company in the Company's previous filings with the Commission or to Parent, there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company, that in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares.

     Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of (a) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (b) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 17, 2000, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the transactions contemplated thereby, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly,
Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements.

     Pursuant to the HSR Act, on December 18, 2000, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on January 1, 2001, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     The consummation of the Merger is also contingent upon confirmation from the European Commission under the EU Merger Regulation, that the Merger does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European common market. Parent and the Company will jointly prepare and file with the European Commission the required notification of the Merger. The European Commission has one month from the date on which such information is supplied in which to complete its preliminary investigation into the Merger. If, following such one-month period, the European Commission considers that it needs to examine the Merger more closely, it may initiate a Phase II investigation; if it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the Merger is compatible with the European common market no later than four months after the initiation of such investigation. If the European Commission does not make a decision within this four-month period, the Merger would automatically be deemed to be compatible with the European common market and would be allowed to proceed. Parent and the Company believe it is likely that the European Commission will determine that the Merger is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on the Merger.

     Parent and the Company have determined that approvals (or expiration of any waiting periods) under the Competition Act of Canada are not required to consummate the Offer or the Merger.

     Parent and the Company conduct operations in a number of jurisdictions domestically and abroad, with respect to which other regulatory filings or approvals may be required or advisable in connection with the completion of the Transactions. Parent and the Company are currently in the process of reviewing whether filings or approvals may be required or desirable in these jurisdictions which may be material to Parent and the Company and its subsidiaries. None of these other filings or approvals are conditions to Purchaser's obligation to accept for purchase Shares tendered in the Offer. It is possible that one or more of these filings may not be made, or one or more of these approvals, which are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction, may not be obtained, prior to the Effective Time.

     Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company conducts operations in a number of non-U.S. countries. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, Parent and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

16. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Parent has engaged Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisor and Dealer Manager in connection with the Offer and the Merger. Parent will pay Merrill Lynch customary compensation for its financial advisory services in connection with the Offer and the merger. Parent has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. Merrill Lynch has from time to time provided financial advisory services to Parent.

     Purchaser and Parent have retained Innisfree M&A Incorporated to serve as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          ARTIST ACQUISITION, INC.

Dated: December 22, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is 770 Broadway, New York, New York 10036. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Purchaser, or the organization indicated, for the past five years.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Thomas A. Mastrelli..................  Mr. Mastrelli has been the sole director and Chief Operating
                                       Officer of Purchaser since December 2000. Since January 1,
                                       1999, Mr. Mastrelli has served as Chief Operating Officer of
                                       VNU, Inc. From April 16, 1998 to December 31, 1998, Mr.
                                       Mastrelli served as Executive Vice President and General
                                       Manager of VNU, Inc. Beginning in 1981, he was a partner at the public accounting and consulting firm of Leslie Sufrin and Company.
Gerald S. Hobbs......................  Mr. Hobbs has been the Chief Executive Officer of Purchaser since December 2000. See Part 2 of this Schedule I.
James Ross...........................  Mr. Ross has been the General Counsel of Purchaser since
                                       December 2000. Mr. Ross has been Vice President, General
                                       Counsel and Secretary of VNU, Inc. for the past five years.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the Netherlands, and the business address of each such person is c/o VNU N.V., Ceylonpoort 5-25, 2037 AA Haarlem, the Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Piet A.W. Roef.......................  Mr. Roef has been Chairman of the Supervisory Board of
                                       Directors of Parent since 1995. Mr. Roef also serves as a
                                       Member of Supervisory Boards of Directors of Gamma Holding
                                       N.V., Hagemeyer N.V., Koninklijke Numico N.V. and Robeco
                                       N.V. He also served as the Chairman of the Supervisory
                                       Boards of Directors of P&C Groep N.V. and Parcom.
Peter J. van Dun.....................  Mr. van Dun has been a member of the Supervisory Board of
                                       Directors of Parent since 1996. Mr. Van Dun served as a
                                       member of the Executive Board of Ahold NV till 1997. Mr. van
                                       Dun also serves as Member of the Supervisory Board of
                                       Directors of Macintosh N.V., Member of Foundation Ahold
                                       Continuity, and member of the Board of Meyer Monitor B.V.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Aad G. Jacobs........................  Mr. Jacobs has been Vice Chairman of the Supervisory Board of Directors of Parent since April 2000. Mr. Jacobs has been a member of the Supervisory Board of Directors of Parent
                                       since 1998. From 1992 to 1998, Mr. Jacobs served as Chairman of the Executive Board of ING Groep N.V. Mr. Jacobs also
                                       serves as Chairman of the Supervisory Board of Directors of
                                       Vedior N.V., Vice-Chairman of the Supervisory Board of
                                       Directors of Dutch Participation Company N.V., Member of the
                                       Supervisory Boards of Directors of Amsterdam Exchanges
                                       (Euronext), Buhrman N.V., IHC Caland N.V., ING Groep N.V.,
                                       Koninklijke Nederlandsche Petroleum Maatschappij N.V./Royal
                                       Dutch Shell, the Dutch Railways, National Investment Bank
                                       N.V. and N.V. Struktongroep.
Frank L.V. Meysman
  (Citizen of Belgium)...............  Mr. Meysman has been a member of the Supervisory Board of
                                       Directors of Parent since 1995. Mr. Meysman currently serves as a director and Executive Vice President of Sara Lee Corp.
                                       During the past five years, Mr. Meysman has served as a
                                       Member of the Board of the American Chamber of Commerce in
                                       the Netherlands, and Director of Zeneca Group PLC and GIMV
                                       N.V.
Lien M.W.M. Vos-van Gortel...........  Ms. Vos-van Gortel has been a member of the Supervisory
                                       Board of Directors of Parent since 1995. Ms. Vos-van Gortel also serves as a Member of the Council of State. During the
                                       5 past years she has served as a Member of the Supervisory
                                       Board of Directors of NCM Holding N.V., Chairman of the
                                       Supervision Boards on the Lotteries and the National Nature
                                       Historic Museum, and member of the Boards of Advice of
                                       Association of Holders of Shares VEB and the Dutch Cancer
                                       Institute.
Peter A.F.W. Elverding...............  Mr. Elverding has been a member of the Supervisory Board of
                                       Directors of Parent since April 2000. From October 1995 he served as a member of the Executive Board of DSM N.V. As of
                                       July 1999, Mr. Elverding serves as the Chairman of the
                                       Executive Board of DSM N.V. He also serves as member of the
                                       Board of the Dutch employers association, member of the
                                       Supervisory Board of the Dutch gaz union, member of the
                                       Supervisory Board of De Nederlandsche Bank, member American
                                       Chamber of Commerce in the Netherlands and member of the
                                       Supervision Board of the University of Maastricht
Joep L. Brentjens....................  Mr. Brentjens has been a member of the Supervisory Board of
                                       Directors of Parent since April 2000. Mr. Brentjens served as Chairman of the Executive Board of Directors of Parent
                                       from 1981 until April 2000. He has also served as Chairman of the Supervisory Boards of Directors of Heijmans N.V. and
                                       Arboned, member of the Supervisory Boards of Directors of
                                       Roto Smeets de Boer N.V. and Koninklijke Emballage Industrie
                                       Van Leer N.V., member of the Executive Board of P. Bakker
                                       Hillegom B.V., Member of the Foundation Katholieke
                                       Universiteit Nijmegen and Member of the Board of Advice of
                                       ABN AMRO Bank N.V.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                        --------------------------------------------------
Rob F. van den Bergh.................  Mr. van den Bergh has been the Chairman and Chief Executive
                                       Officer of Parent since April 2000. Mr. Van den Bergh
                                       previously served as the Vice Chairman of the Executive
                                       Board of Directors of Parent from 1998 to April 2000. From
                                       1992 to 1998, Mr. van den Bergh served as member of the
                                       Executive Board of Parent. He also has served on the
                                       Supervisory Boards of Directors of Philips Nederland, CVI,
                                       Boompers and he is member of the Supervision Board of the
                                       Jewish Historic Museum.
Frans J.G.M. Cremers.................  Mr. Cremers has been the Chief Financial Officer of Parent since 1997 and a member of the Executive Board of Directors of Parent since 1996. Mr. Cremers served as Financial
                                       Director and Member of the Board of Shell Expro UK from 1993 until 1996.
Theo G.G.M. Bouwman..................  Mr. Bouwman has been a member of the Executive Board of
                                       Directors of Parent since April 2000. From 1994 to April
                                       2000, Mr. Bouwman served as CEO of the Consumer Magazines
                                       Group. He serves as a member of the Dutch Publishers
                                       Association and as a member of the Foundation Press Now. He also serves as a Chairman of the Supervision Board for the advertisement branche.
Gerald S. Hobbs
  (Citizen of the United States).....  Mr. Hobbs has served as a member of the Executive Board of
                                       Directors of Parent since 1998. Mr. Hobbs has been the
                                       Chairman of the Board of Directors and Chief Executive
                                       Officer of VNU, Inc. since 1994. Prior to joining VNU Inc.,
                                       Mr. Hobbs was the Chief Executive Officer of BPI
                                       Communications, a wholly owned subsidiary of Parent. He has also served as both the Chairman of the Board and a Director of the American Business Press, and is currently a Director of the Advertising Council, Inc., BPA International, Jobson
                                       Publishing and the Construction Market Data Group.

THE LETTER OF TRANSMITTAL AND CERTIFICATES EVIDENCING SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH BELOW.

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

        By Overnight Courier:            By Registered or Certified Mail:                   By Hand:
           Citibank, N.A.                         Citibank, N.A.                         Citibank, N.A.
    Corporate Actions Department           Corporate Actions Department       c/o Securities Transfer and Reporting
         40 Campanelli Drive                      P.O. Box 842011                        Services, Inc.
         Braintree, MA 02184                   Boston, MA 02284-2011               100 William Street-Galleria
            Re: ACNielsen                                                              New York, NY 10038

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        INNISFREE M&A INCORPORATED LOGO

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.
                            4 World Financial Center
                            New York, New York 10080
                          Call Collect: (212) 236-3790